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                                    EXHIBIT 99.10

NEWS RELEASE                                               JACOR

CONTACT: PAM TAYLOR
         606.655.6523

                                FOR IMMEDIATE RELEASE

                  JACOR ADDS WOFR-AM AND WCHO-FM TO OHIO STATION MIX

    COVINGTON, KY., September 25, 1997: Jacor Communications, Inc. (JCOR:Nasdaq) today reached an agreement to purchase WOFR-AM and WCHO-FM in Washington Court House, Ohio from Rodgers Broadcasting Corp. Jacor will pay $2.25 million for the central Ohio stations. Jorgensen Broadcast Brokerage assisted in the transaction, which is subject to regulatory review.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor now owns, operates, or represents 166 radio stations in 35 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, the Los Angeles based syndicator of The Dr. Laura Schlessinger Show and creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit www.cfonews.com/jcor/ for more information on Jacor.